Exhibit 99.1

For Immediate Release July 25, 2013 Listed: TSX, NYSE	Symbol: POT

PotashCorp Reports Second-Quarter Earnings of $0.73 per Share

Key Highlights

•	Second-quarter earnings of $0.73 per share[1]; first-half 2013 earnings of $1.37 per share

•	Second-quarter potash sales volumes of 2.5 million tonnes; six-month total of 4.8 million tonnes

•	Record first-half cash provided by operating activities of $1.9 billion

•	Third-quarter 2013 earnings guidance of $0.45-$0.60 per share

•	Full-year 2013 earnings guidance adjusted to $2.45-$2.70 per share

Saskatoon, Saskatchewan – Potash Corporation of Saskatchewan Inc. (PotashCorp) today reported second-quarter earnings of $0.73 per share ($643 million), bringing earnings for the first six months of 2013 to $1.37 per share ($1.2 billion). The second-quarter and first-half totals surpassed the $0.60 and $1.16 per share earned in the respective periods of 2012, although the previous year’s results included a $0.39 per share impairment charge related to our investment in Sinofert Holdings Limited (Sinofert).

Second-quarter gross margin of $1.0 billion trailed the $1.2 billion generated in the same period last year, as contributions from each of our three nutrients fell. As a result, the $1.8 billion generated during the first six months of 2013 was slightly below the $1.9 billion earned in the comparative period last year.

Adjusted earnings before finance costs, income taxes and depreciation and amortization2 (EBITDA) of $1.1 billion for the quarter and $2.1 billion for the first six months both trailed 2012 results. Second-quarter cash flow provided by operating activities of $1.2 billion approached the record established in the same period last year, elevating our 2013 first-half total to $1.9 billion – the highest six-month total in our history.

Our offshore investments in Arab Potash Company (APC) in Jordan, Israel Chemicals Ltd. (ICL) in Israel, Sociedad Quimica y Minera de Chile S.A. (SQM) in Chile and Sinofert in China contributed $89 million during the quarter and $166 million for the first half of the year. Before the impact of an impairment charge recorded against our earnings in 2012, both totals trailed prior-period levels. The market value of our investments in these publicly traded companies equated to approximately $6.8 billion, or $8 per PotashCorp share at market close on July 24, 2013.

“Global fertilizer demand was strong during the quarter, but highly competitive markets around the world had an impact on our results,” said PotashCorp President and Chief Executive Officer Bill Doyle. “Despite some weakening of prices in each of our nutrients, the continued engagement of buyers in our key markets was a positive sign. Farmers demonstrated their commitment to improving soil fertility and capitalizing on favorable agricultural economics, which benefits global food production and our company.”

Market Conditions

The pace of global potash shipments remained robust during the quarter as buyers in all key markets were actively securing new supply. In North America, challenging spring planting conditions affected fertilizer activity in some regions, but a late push by farmers to ensure the required nutrients were in place to maximize yields and economic returns kept dealers engaged throughout the quarter. Shipments from North American producers surpassed the second-quarter and six-month totals of 2012, even as dealers managed their supply to minimize inventories at the close of the planting season. In offshore markets – both contract and spot – buyers actively procured new supply or took delivery of committed tonnes, which helped raise shipments from North American producers to record levels for both the second quarter and the first half. Despite a strong demand environment, increased competitive pressures resulted in lower prices in all key markets relative to the same periods last year.

In nitrogen, robust industrial and agricultural demand led to increased shipments from US producers for most products during the quarter. Even with substantial domestic requirements, a delayed spring application season and significant product availability from offshore suppliers put downward pressure on key benchmark prices. This was most notable in urea as US imports rose sharply during the past nine months, whereas prices for ammonia and other nitrogen products fell less dramatically on tighter supply/demand fundamentals.

Global phosphate markets continued to be impacted by the lack of substantive engagement from buyers in India, the world’s largest phosphate importer. Although fertilizer dealers managed their supply requirements cautiously in the absence of clear market direction, demand in North America stayed relatively strong and shipments from US producers to Latin American countries were robust. Despite India’s return to the solid fertilizer market midway through the quarter, prices for all phosphate fertilizer products trended lower.

Potash

Second-quarter potash gross margin of $613 million – down from $801 million in the same period last year – brought the six-month total of $1.1 billion on par with the comparative period of 2012.

Sales volumes reached 2.5 million tonnes for the second quarter and 4.8 million tonnes for the first six months – totals that reflected a small decline from the same quarter last year but a 24 percent increase for the first half. In North America, robust demand at the farm level pushed sales volumes well above the comparative periods of 2012 for both the quarter (28 percent) and first six months (55 percent). Canpotex3 shipments to offshore markets maintained their record pace, with the majority of this quarter’s volumes directed to Latin America (26 percent), China (15 percent), India (12 percent) and other Asian countries (44 percent). Although second-quarter offshore sales volumes (1.7 million tonnes) trailed the total for the same period last year – largely the result of a decline in our Canpotex entitlement and a larger percentage of first-half shipments from New Brunswick during the first quarter of 2013 – our six-month total (3.1 million tonnes) surpassed that of the same period of 2012.

Our average realized potash price declined to $356 per tonne from $433 per tonne in the second quarter of 2012, primarily due to competitive pressures moving contract and spot market pricing lower.

Although we took fewer shutdown weeks than in last year’s second quarter, our production declined by 5 percent to 2.7 million tonnes as we operated our Lanigan facility at reduced rates to match our production to demand. The absence of higher-cost tonnes from Esterhazy more than offset the impact of reduced production and led to improved per-tonne cost of goods sold, which was down 9 percent for the second quarter and 13 percent for the first half relative to the comparable periods last year. During the quarter, we safely and successfully completed a Canpotex entitlement run at our Cory facility that will increase our allocation for the second half of 2013 to a level more closely aligned with that of the previous year.

Nitrogen

Despite recent volatility in nitrogen prices, we generated gross margin of $276 million in the second quarter, trailing only the record $302 million earned in the same period last year. Of this total, our Trinidad operation generated $90 million while our US operations contributed $186 million – with approximately $30 million of that from our recently expanded Geismar facility. Gross margin for the first six months of 2013 reached a record $547 million, eclipsing the previous mark of $521 million earned in the same period last year.

Second-quarter sales volumes of 1.4 million tonnes exceeded the 1.3 million tonnes sold in the same quarter of 2012. Our ability to increase production of downstream nitrogen products following the restart of ammonia capacity at Geismar was the primary driver of this increase, although this benefit was partially offset by lower ammonia production at our Trinidad facility due to natural gas curtailments. For the first six months, sales volumes of 2.9 million tonnes were 11 percent above the same period of 2012.

Our average realized prices for the quarter fell to $406 per tonne from $436 per tonne in the same period last year, primarily reflecting a sharp decline in urea prices.

Per-tonne cost of goods sold declined in the quarter despite a marginal increase in natural gas costs, as we incurred significantly lower costs at Geismar relative to the same period of 2012.

Phosphate

Second-quarter phosphate gross margin of $90 million trailed the $96 million generated in the same period last year. Our ability to capture more stable margins in feed and industrial products helped deliver $49 million of this quarter’s total, while fertilizer products contributed $37 million. Gross margin for the first six months of $182 million was below the $248 million earned in the same period last year, primarily due to lower realized prices for fertilizer products.

Phosphate sales volumes for the quarter totaled 0.9 million tonnes and 1.8 million tonnes for the first six months, both relatively flat with the comparative periods of 2012.

Our average realized phosphate prices for the quarter were $517 per tonne, down from $552 per tonne during the same period last year. The change primarily reflects a $44-per-tonne decline in prices for fertilizer products, while prices for feed and industrial products were relatively flat.

Per-tonne cost of goods sold decreased 7 percent from last year’s second quarter, largely because the 2012 total included a significant asset retirement obligation charge and severance expense. Lower costs for sulfur – a key input in the production of phosphate products – further improved our 2013 results, although this was partially offset by higher ammonia costs.

Financial

Provincial mining and other taxes increased to $81 million in the second quarter from $72 million in the same period last year. Our capital-related cash expenditures totaled $354 million in the quarter.

The change in our quarter-over-quarter ordinary earnings (before the non-tax deductible Sinofert impairment charge during the second quarter of 2012) led to our income tax expense decreasing to $245 million from $304 million in the same period last year.

In May, we announced a 25 percent increase in our dividend. This was our fourth dividend enhancement since the start of 2011, representing a cumulative increase of 950 percent.

Market Outlook

Although global crop markets experienced volatility in the first half of 2013, the agronomic and economic incentives that drive fertilizer demand remain attractive for farmers. Strong demand for potash, nitrogen and phosphate materialized as expected in the first six months of the year and we anticipate that agricultural conditions will continue to support healthy fertilizer applications in major growing regions for the balance of the year.

In potash, we believe the demand story that is unfolding is a product of renewed growth in many developed and emerging markets. We expect that 2013 global shipments will be similar to the record set in 2011 (nearly 56 million tonnes) with shipments to each major market relatively in line with previous forecasts.

In North America, we anticipate strong engagement through the balance of the year as dealers work to position potash in expectation of an active fall application season. Prices for our summer-fill program reset to $420 per short ton (Midwest warehouse), or approximately $463 per metric tonne, and we are beginning to see buyers returning to the market to restock depleted inventories. While the late spring planting could result in a condensed fall application window, we anticipate that a push by farmers to address declining potassium levels in their soils will result in second-half shipments exceeding historical totals.

Demand from Latin America, especially Brazil, has been particularly strong through the first six months of 2013. We anticipate this market will continue importing potash at high levels in preparation for its key planting season later this year, although it may slow slightly from last year’s record second-half levels. For the year, we forecast total demand in this market will surpass previous period totals.

Shipments of first-half potash volume commitments to China by major suppliers are now reported to be largely complete – with those from Canpotex completed in early July. Discussions on second-half contracts are continuing and we anticipate a new supply agreement will be reached, although shipments during the third quarter could be minimal.

After a slow start to 2013, buyers in other Asian countries (outside of China and India) increased purchases in the second quarter and are working to ensure potash supply will meet anticipated demand. With supportive agronomic and economic incentives in place, we expect total shipments in this region will outpace 2012 levels.

In India, the potash situation remains complex. While an early and healthy monsoon led to an increase in fertilizer demand in June, India’s current fertilizer subsidy program continues to create a large pricing gap between nitrogen and potash fertilizers, and recent currency weakness has intensified the disparity. We do not expect any significant change to our previous forecast of total shipments to this market of approximately 4 million tonnes, although Canpotex’s third-quarter movements could slow from their strong pace in recent months.

Financial Outlook

In this environment, we have revised our financial outlook. We now forecast 2013 potash segment gross margin in the range of $1.8-$2.1 billion, with shipment estimates unchanged at between 8.5 million and 9.2 million tonnes. Included in our sales volumes assumption is an increase in our second-half Canpotex entitlement as a result of successfully proving 3 million tonnes of capacity at our Cory facility, raising PotashCorp’s allocation percentage to approximately 51.5 percent.

Even with the expectation of a healthy potash order book for the remainder of the year, we have taken the steps necessary to balance our supply with demand – as we have done consistently throughout our history. We plan to take our normal potash maintenance downtime during the third quarter, as well as six additional weeks at Cory. We also intend to operate Lanigan and Rocanville at reduced rates for the rest of 2013. We expect that per-tonne operating costs will rise – as is typical – for the third quarter as a result of reduced production levels, but anticipate annual costs will remain well below those of the previous year.

In nitrogen, the resumption of ammonia production at Geismar has us on track to surpass 2012 sales volumes, although we anticipate slightly lower ammonia availability during the third quarter due to a scheduled turnaround at our Trinidad facility. While the sharp contraction in nitrogen prices appears to be slowing, the full impact of the recent decline is likely to be reflected in our third-quarter realizations. We believe favorable cost variances will help offset lower prices and anticipate gross margin for 2013 could reach record levels.

Despite recent weakness in global phosphate fertilizer prices, we forecast gross margin will remain relatively stable through the balance of the year, aided by expectations that our sales volumes will surpass those of 2012 and the decline of costs for sulfur, ammonia and our mined phosphate rock. We anticipate that the stability of our feed and industrial products will counter volatility in fertilizer markets and enhance the profitability of our phosphate business.

In this environment, we now forecast nitrogen and phosphate will contribute combined gross margin of $1.3-$1.5 billion for 2013.

Given reduced profitability across the fertilizer industry, we now expect our offshore investments to contribute dividends and equity earnings between $320 million and $340 million for the year.

Other updates to our annual guidance include a reduction in our forecast for selling and administrative costs to $230-$240 million; finance costs adjusted to $130-$150 million; and annual effective income tax rate shifted to a range of 27-28 percent.

Capital expenditures, excluding capitalized interest and major repairs and maintenance, are still anticipated to approximate $1.5 billion.

Based on these factors and guidance items above, PotashCorp now forecasts full-year 2013 net income at $2.45-$2.70 per share, including third-quarter earnings in the range of $0.45-$0.60 per share.

Conclusion

“Rising global demand for all three crop nutrients continues to reflect the underlying reality that farmers and fertilizer buyers around the world are working to improve soil fertility and food production,” said Doyle. “As this need for crop nutrients, especially potash, continues to grow, we believe it translates into significant opportunities for our company. As we have seen throughout our history, the timing of increases in demand and prices is not perfectly predictable, but we are confident that a commitment to running our business responsibly and with patience will be rewarded. We will continue to do the right things for long-term success, managing our assets to maximize the benefits for all our stakeholders.”

Notes

1. All references to per-share amounts pertain to diluted net income per share.

2. See reconciliation and description of non-IFRS measures in the attached section titled “Selected Non-IFRS Financial Measures and Reconciliations.”

3. Canpotex Limited (Canpotex), the offshore marketing company for Saskatchewan potash producers.

PotashCorp is the world’s largest crop nutrient company and plays an integral role in global food production. The company produces the three essential nutrients required to help farmers grow healthier, more abundant crops. With global population rising and diets improving in developing countries, these nutrients offer a responsible and practical solution to meeting the long-term demand for food. PotashCorp is the largest producer, by capacity, of potash and third largest producer of nitrogen and phosphate. While agriculture is its primary market, the company also produces products for animal nutrition and industrial uses. Common shares of Potash Corporation of Saskatchewan Inc. are listed on the Toronto Stock Exchange and the New York Stock Exchange.

For further information please contact:

Investors Denita Stann Vice President, Investor and Public Relations Phone: (306) 933-8521 Fax: (306) 933-8844 Email: ir@potashcorp.com	Media Bill Johnson Senior Director, Public Affairs Phone: (306) 933-8849 Fax: (306) 933-8844 Email: pr@potashcorp.com

Website: www.potashcorp.com

This release contains forward-looking statements or forward-looking information (forward-looking statements). These statements can be identified by expressions of belief, expectation or intention, as well as those statements that are not historical fact. These statements are based on certain factors and assumptions including with respect to: foreign exchange rates, expected growth, results of operations, performance, business prospects and opportunities and effective tax rates. While the company considers these factors and assumptions to be reasonable based on information currently available, they may prove to be incorrect. Several factors could cause actual results or events to differ materially from those expressed in the forward-looking statements, including, but not limited to the following: variations from our assumptions with respect to foreign exchange rates, expected growth, results of operations, performance, business prospects and opportunities, and effective tax rates; fluctuations in supply and demand in the fertilizer, sulfur, transportation and petrochemical markets; costs and availability of transportation and distribution for our raw materials and products, including railcars and ocean freight; changes in competitive pressures, including pricing pressures; adverse or uncertain economic conditions and changes in credit and financial markets; the results of sales contract negotiations within major markets; economic and political uncertainty around the world; timing and impact of capital expenditures; risks associated with natural gas and other hedging activities; changes in capital markets; unexpected or adverse weather conditions; changes in currency and exchange rates; unexpected geological or environmental conditions, including water inflows; imprecision in reserve estimates; adverse developments in new and pending legal proceedings or government investigations; acquisitions we may undertake; strikes or other forms of work stoppage or slowdowns; rates of return on and the risks associated with our investments; changes in, and the effects of, government policies and regulations; security risks related to our information technology systems; and earnings and the decisions of taxing authorities, which could affect our effective tax rates. Additional risks and uncertainties can be found in our Form 10-K for the fiscal year ended December 31, 2012 under the captions “Forward-Looking Statements” and “Item 1A – Risk Factors” and in our other filings with the US Securities and Exchange Commission and the Canadian provincial securities commissions. Forward-looking statements are given only as at the date of this release and the company disclaims any obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

PotashCorp will host a Conference Call on Thursday, July 25, 2013 at 1:00 pm Eastern Time.

Telephone Conference:		Dial-in numbers:
	-	From Canada and the US:	1-877-881-1303
	-	From Elsewhere:	1-412-902-6510

Live Webcast:	Visit www.potashcorp.com
	-	Webcast participants can submit questions to management online from their audio player pop-up window.

Potash Corporation of Saskatchewan Inc.

Condensed Consolidated Statements of Financial Position

(in millions of US dollars except share amounts)

(unaudited)

As at	June 30, 2013	December 31, 2012

Assets
Current assets
Cash and cash equivalents	$630	$562
Receivables	949	1,089
Inventories	720	762
Prepaid expenses and other current assets	67	83
	2,366	2,496
Non-current assets
Property, plant and equipment	11,844	11,505
Investments in equity-accounted investees	1,266	1,254
Available-for-sale investments	2,011	2,481
Other assets	404	344
Intangible assets	134	126
Total Assets	$18,025	$18,206

Liabilities
Current liabilities
Short-term debt and current portion of long-term debt (Note 2)	$495	$615
Payables and accrued charges	1,062	1,188
Current portion of derivative instrument liabilities	49	51
	1,606	1,854
Non-current liabilities
Long-term debt (Note 2)	2,968	3,466
Derivative instrument liabilities	146	167
Deferred income tax liabilities	1,843	1,482
Pension and other post-retirement benefit liabilities	413	569
Asset retirement obligations and accrued environmental costs	592	645
Other non-current liabilities and deferred credits	140	111
Total Liabilities	7,708	8,294

Shareholders’ Equity
Share capital	1,585	1,543
Unlimited authorization of common shares without par value; issued and outstanding 866,920,656 and 864,900,513 at June 30, 2013 and December 31, 2012, respectively
Contributed surplus	310	299
Accumulated other comprehensive income	946	1,399
Retained earnings	7,476	6,671
Total Shareholders’ Equity	10,317	9,912
Total Liabilities and Shareholders’ Equity	$18,025	$18,206

(See Notes to the Condensed Consolidated Financial Statements)

Potash Corporation of Saskatchewan Inc.

Condensed Consolidated Statements of Income

(in millions of US dollars except per-share amounts)

(unaudited)

	Three Months Ended June 30		Six Months Ended June 30
	2013	2012	2013	2012

Sales (Note 3)	$2,144	$2,396	$4,244	$4,142
Freight, transportation and distribution	(147)	(123)	(296)	(227)
Cost of goods sold	(1,018)	(1,074)	(2,102)	(2,018)
Gross Margin	979	1,199	1,846	1,897
Selling and administrative expenses	(51)	(56)	(117)	(113)
Provincial mining and other taxes	(81)	(72)	(144)	(100)
Share of earnings of equity-accounted investees	37	68	117	143
Dividend income	54	67	54	67
Impairment of available-for-sale investment	—	(341)	—	(341)
Other expenses	(11)	(8)	(12)	(11)
Operating Income	927	857	1,744	1,542
Finance costs	(39)	(31)	(74)	(65)
Income Before Income Taxes	888	826	1,670	1,477
Income taxes (Note 5)	(245)	(304)	(471)	(464)
Net Income	$643	$522	$1,199	$1,013

Net Income per Share (Note 6)
Basic	$0.74	$0.61	$1.39	$1.18
Diluted	$0.73	$0.60	$1.37	$1.16

Dividends Declared per Share	$0.35	$0.14	$0.63	$0.28

(See Notes to the Condensed Consolidated Financial Statements)

Potash Corporation of Saskatchewan Inc.

Condensed Consolidated Statements of Comprehensive Income

(in millions of US dollars)

(unaudited)

	Three Months Ended June 30		Six Months Ended June 30
(Net of related income taxes)	2013	2012	2013	2012

Net Income	$643	$522	$1,199	$1,013
Other comprehensive (loss) income
Items that will not be reclassified to net income:
Net actuarial gain (loss) on defined benefit plans (1)	150	(73)	150	(84)
Items that may be reclassified subsequently to net income:
Available-for-sale investments
Net fair value loss during the period (2)	(656)	(256)	(470)	(134)
Reclassification to income of unrealized loss on impaired investment	—	341	—	341
Cash flow hedges
Net fair value loss during the period (3)	—	(2)	—	(15)
Reclassification to income of net loss (4)	8	13	19	25
Other	(2)	(2)	(2)	(2)
Other Comprehensive (Loss) Income	(500)	21	(303)	131
Comprehensive Income	$143	$543	$896	$1,144

(1)	Net of income taxes of $(87) (2012 - $44) for the three months ended June 30, 2013 and $(87) (2012 - $48) for the six months ended June 30, 2013.
(2)	Available-for-sale investments are comprised of shares in Israel Chemicals Ltd. and Sinofert Holdings Limited.
(3)

Cash flow hedges are comprised of natural gas derivative instruments and are net of income taxes of $NIL (2012 - $2) for the three months ended June 30, 2013 and $NIL (2012 - $10) for the six months ended June 30, 2013.

(4)	Net of income taxes of $(4) (2012 - $(8)) for the three months ended June 30, 2013 and $(10) (2012 - $(16)) for the six months ended June 30, 2013.

(See Notes to the Condensed Consolidated Financial Statements)

Potash Corporation of Saskatchewan Inc.

Condensed Consolidated Statement of Changes in Equity

(in millions of US dollars)

(unaudited)

			Accumulated Other Comprehensive Income
	Share Capital	Contributed Surplus	Net unrealized gain on available- for-sale investments	Net loss on derivatives designated as cash flow hedges	Net actuarial gain on defined benefit plans(1)	Other	Total Accumulated Other Comprehensive Income	Retained Earnings	Total Equity

Balance - December 31, 2012	$1,543	$299	$1,539	$(138)	$—	$(2)	$1,399	$6,671	$9,912
Net income	—	—	—	—	—	—	—	1,199	1,199
Other comprehensive (loss) income	—	—	(470)	19	150	(2)	(303)	—	(303)
Dividends declared	—	—	—	—	—	—	—	(544)	(544)
Effect of share-based compensation including issuance of common shares	29	11	—	—	—	—	—	—	40
Shares issued for dividend reinvestment plan	13	—	—	—	—	—	—	—	13
Transfer of net actuarial gain on defined benefit plans	—	—	—	—	(150)	—	(150)	150	—
Balance - June 30, 2013	$1,585	$310	$1,069	$(119)	$—	$(4)	$946	$7,476	$10,317

(1)	Any amounts incurred during a period are closed out to retained earnings at each period-end. Therefore, no balance exists at the beginning or end of period.

(See Notes to the Condensed Consolidated Financial Statements)

Potash Corporation of Saskatchewan Inc.

Condensed Consolidated Statements of Cash Flow

(in millions of US dollars)

(unaudited)

	Three Months Ended June 30		Six Months Ended June 30
	2013	2012	2013	2012

Operating Activities
Net income	$643	$522	$1,199	$1,013

Adjustments to reconcile net income to cash provided by operating activities
Depreciation and amortization	186	157	340	285
Share-based compensation	5	2	21	18
Impairment of available-for-sale investment	—	341	—	341
Realized excess tax benefit related to share-based compensation	9	1	10	3
Provision for deferred income tax	151	152	253	204
Net distributed (undistributed) earnings of equity-accounted investees	70	57	(7)	(16)
Pension and other post-retirement benefits	9	6	(22)	15
Asset retirement obligations and accrued environmental costs	(6)	23	(4)	10
Other long-term liabilities and miscellaneous	40	13	53	26
Subtotal of adjustments	464	752	644	886

Changes in non-cash operating working capital
Receivables	170	(43)	66	6
Inventories	(6)	18	41	44
Prepaid expenses and other current assets	12	(2)	13	(16)
Payables and accrued charges	(81)	(25)	(23)	(339)
Subtotal of changes in non-cash operating working capital	95	(52)	97	(305)
Cash provided by operating activities	1,202	1,222	1,940	1,594

Investing Activities
Additions to property, plant and equipment	(354)	(483)	(850)	(959)
Other assets and intangible assets	(5)	6	(10)	(14)
Cash used in investing activities	(359)	(477)	(860)	(973)

Financing Activities
Repayment of and finance costs on long-term debt obligations	(4)	(2)	(254)	(2)
Repayment of short-term debt obligations	(580)	(552)	(369)	(384)
Dividends	(233)	(118)	(410)	(177)
Issuance of common shares	19	1	21	3
Cash used in financing activities	(798)	(671)	(1,012)	(560)
Increase in Cash and Cash Equivalents	45	74	68	61
Cash and Cash Equivalents, Beginning of Period	585	417	562	430
Cash and Cash Equivalents, End of Period	$630	$491	$630	$491

Cash and cash equivalents comprised of:
Cash	$40	$86	$40	$86
Short-term investments	590	405	590	405
	$630	$491	$630	$491

Supplemental cash flow disclosure
Interest paid	$91	$64	$100	$102
Income taxes paid	$52	$176	$107	$492

(See Notes to the Condensed Consolidated Financial Statements)

Potash Corporation of Saskatchewan Inc.

Notes to the Condensed Consolidated Financial Statements

For the Three and Six Months Ended June 30, 2013

(in millions of US dollars except as otherwise noted)

(unaudited)

1. Significant Accounting Policies

With its subsidiaries, Potash Corporation of Saskatchewan Inc. (“PCS”) — together known as “PotashCorp” or “the company” except to the extent the context otherwise requires — forms an integrated fertilizer and related industrial and feed products company. The company’s accounting policies are in accordance with International Financial Reporting Standards, as issued by the International Accounting Standards Board (“IFRS”). The accounting policies used in preparing these unaudited interim condensed consolidated financial statements are consistent with those used in the preparation of the company’s 2012 annual consolidated financial statements except as described in Note 1 of the company’s 2013 First Quarter Quarterly Report on Form 10-Q.

These unaudited interim condensed consolidated financial statements include the accounts of PCS and its subsidiaries; however, they do not include all disclosures normally provided in annual consolidated financial statements and should be read in conjunction with the company’s 2012 annual consolidated financial statements. Further, while the financial figures included in this preliminary interim results announcement have been computed in accordance with IFRS applicable to interim periods, this announcement does not contain sufficient information to constitute an interim financial report as that term is defined in International Accounting Standard (“IAS”) 34, “Interim Financial Reporting”. The company expects to publish an interim financial report that complies with IAS 34 in its Quarterly Report on Form 10-Q in July 2013.

In management’s opinion, the unaudited interim condensed consolidated financial statements include all adjustments necessary to present fairly such information. Interim results are not necessarily indicative of the results expected for the fiscal year.

2. Long-Term Debt

During the first quarter of 2013, the company fully repaid $250 of 4.875 percent 10-year senior notes at maturity. At June 30, 2013, the company classified as current the $500 aggregate principal amount of 5.25 percent senior notes due May 15, 2014.

3. Segment Information

The company has three reportable operating segments: potash, nitrogen and phosphate. Inter-segment sales are made under terms that approximate market value. The accounting policies of the segments are the same as those described in Note 1.

	Three Months Ended June 30, 2013
	Potash	Nitrogen	Phosphate	All Others	Consolidated

Sales	$975	$629	$540	$—	$2,144
Freight, transportation and distribution	(68)	(27)	(52)	—	(147)
Net sales - third party	907	602	488	—
Cost of goods sold	(294)	(326)	(398)	—	(1,018)
Gross margin	613	276	90	—	979
Depreciation and amortization	(67)	(42)	(74)	(3)	(186)
Inter-segment sales	—	38	—	—	—
Cash flows for additions to property, plant and equipment	264	27	57	6	354

	Three Months Ended June 30, 2012
	Potash	Nitrogen	Phosphate	All Others	Consolidated

Sales	$1,185	$642	$569	$—	$2,396
Freight, transportation and distribution	(55)	(24)	(44)	—	(123)
Net sales - third party	1,130	618	525	—
Cost of goods sold	(329)	(316)	(429)	—	(1,074)
Gross margin	801	302	96	—	1,199
Depreciation and amortization	(56)	(35)	(64)	(2)	(157)
Inter-segment sales	—	50	—	—	—
Cash flows for additions to property, plant and equipment	338	82	49	14	483

Potash Corporation of Saskatchewan Inc.

Notes to the Condensed Consolidated Financial Statements

For the Three and Six Months Ended June 30, 2013

(in millions of US dollars except as otherwise noted)

(unaudited)

	Six Months Ended June 30, 2013
	Potash	Nitrogen	Phosphate	All Others	Consolidated

Sales	$1,860	$1,288	$1,096	$—	$4,244
Freight, transportation and distribution	(139)	(52)	(105)	—	(296)
Net sales - third party	1,721	1,236	991	—
Cost of goods sold	(604)	(689)	(809)	—	(2,102)
Gross margin	1,117	547	182	—	1,846
Depreciation and amortization	(108)	(80)	(145)	(7)	(340)
Inter-segment sales	—	109	—	—	—
Cash flows for additions to property, plant and equipment	613	72	122	43	850

	Six Months Ended June 30, 2012
	Potash	Nitrogen	Phosphate	All Others	Consolidated

Sales	$1,768	$1,192	$1,182	$—	$4,142
Freight, transportation and distribution	(89)	(53)	(85)	—	(227)
Net sales - third party	1,679	1,139	1,097	—
Cost of goods sold	(551)	(618)	(849)	—	(2,018)
Gross margin	1,128	521	248	—	1,897
Depreciation and amortization	(86)	(70)	(124)	(5)	(285)
Inter-segment sales	—	92	—	—	—
Cash flows for additions to property, plant and equipment	681	155	99	24	959

4. Share-Based Compensation

On May 16, 2013, the company’s shareholders approved the 2013 Performance Option Plan under which the company may, after February 19, 2013 and before January 1, 2014, grant options to acquire up to 3,000,000 common shares. Under the plan, the exercise price shall not be less than the quoted market closing price of the company’s common shares on the last trading day immediately preceding the date of the grant, and an option’s maximum term is 10 years. In general, options will vest, if at all, according to a schedule based on the three-year average excess of the company’s consolidated cash flow return on investment over weighted average cost of capital. As of June 30, 2013, options to purchase a total of 1,952,000 common shares had been granted under the plan. The weighted average fair value of options granted was $15.13 per share, estimated as of the date of grant using the Black-Scholes-Merton option-pricing model with the following weighted average assumptions:

Exercise price per option	$43.80
Expected annual dividend per share	$1.40
Expected volatility	50%
Risk-free interest rate	1.06%
Expected life of options	5.5 years

Potash Corporation of Saskatchewan Inc.

Notes to the Condensed Consolidated Financial Statements

For the Three and Six Months Ended June 30, 2013

(in millions of US dollars except as otherwise noted)

(unaudited)

5. Income Taxes

A separate estimated average annual effective tax rate is determined for each taxing jurisdiction and applied individually to the interim period pre-tax income of each jurisdiction.

	Three Months Ended June 30		Six Months Ended June 30
	2013	2012	2013	2012
Income tax expense	$245	$304	$471	$464
Actual effective tax rate on ordinary earnings	25%	26%	26%	25%
Actual effective tax rate including discrete items	28%	37%	28%	31%
Discrete tax adjustments that impacted the tax rate	$18	$5	$37	$3

Significant items to note include the following:

•	In the first six months of 2013, a tax expense of $16 ($1 in the second quarter) was recorded to adjust the 2012 income tax provision.

•	In second-quarter 2013, a deferred tax expense of $11 was recorded as a result of a Canadian income tax rate increase.

•	In second-quarter 2012, the impairment of the company’s available-for-sale investment in Sinofert Holdings Limited was not deductible for tax purposes.

6. Net Income Per Share

Net income per share was calculated on the following weighted average number of shares:

	Three Months Ended June 30		Six Months Ended June 30
	2013	2012	2013	2012
Basic	865,991,000	858,988,000	865,526,000	858,888,000
Diluted	877,141,000	875,507,000	876,930,000	875,813,000

Diluted net income per share was calculated based on the weighted average number of shares issued and outstanding during the period, incorporating the following adjustments. The denominator was: (1) increased by the total of the additional common shares that would have been issued assuming the exercise of all stock options with exercise prices at or below the average market price for the period; and (2) decreased by the number of shares that the company could have repurchased if it had used the assumed proceeds from the exercise of stock options to repurchase them on the open market at the average share price for the period. For performance-based stock option plans, the number of contingently issuable common shares included in the calculation was based on the number of shares, if any, that would be issuable if the end of the reporting period were the end of the performance period and the effect were dilutive.

Potash Corporation of Saskatchewan Inc.

Selected Financial Data

(unaudited)

	Three Months Ended June 30		Six Months Ended June 30
	2013	2012	2013	2012

Potash Sales (tonnes - thousands)
Manufactured Product
North America	834	651	1,628	1,051
Offshore	1,711	1,955	3,143	2,804
Manufactured Product	2,545	2,606	4,771	3,855

Potash Net Sales
(US $ millions)
Sales	$975	$1,185	$1,860	$1,768
Freight, transportation and distribution	(68)	(55)	(139)	(89)
Net Sales	$907	$1,130	$1,721	$1,679

Manufactured Product
North America	$352	$326	$683	$525
Offshore	554	803	1,031	1,147
Other miscellaneous and purchased product	1	1	7	7
Net Sales	$907	$1,130	$1,721	$1,679

Manufactured Product
Average Realized Sales Price per MT
North America	$421	$502	$419	$500
Offshore	$324	$411	$328	$409
Average	$356	$433	$359	$434
Cost of Goods Sold per MT	$(114)	$(125)	$(124)	$(142)
Gross Margin per MT	$242	$308	$235	$292

Potash Corporation of Saskatchewan Inc.

Selected Financial Data

(unaudited)

	Three Months Ended June 30		Six Months Ended June 30
	2013	2012	2013	2012

Average Natural Gas Cost in Production per MMBtu	$5.67	$5.31	$5.88	$5.03
Nitrogen Sales (tonnes - thousands)
Manufactured Product
Ammonia	516	517	1,029	1,033
Urea	277	295	582	629
Solutions/Nitric acid/Ammonium nitrate	656	493	1,278	933
Manufactured Product	1,449	1,305	2,889	2,595

Fertilizer sales tonnes	455	432	819	807
Industrial/Feed sales tonnes	994	873	2,070	1,788
Manufactured Product	1,449	1,305	2,889	2,595

Nitrogen Net Sales
(US $ millions)
Sales	$629	$642	$1,288	$1,192
Freight, transportation and distribution	(27)	(24)	(52)	(53)
Net Sales	$602	$618	$1,236	$1,139

Manufactured Product
Ammonia	$299	$265	$610	$495
Urea	120	181	265	335
Solutions/Nitric acid/Ammonium nitrate	170	124	331	234
Other miscellaneous and purchased product	13	48	30	75
Net Sales	$602	$618	$1,236	$1,139

Fertilizer net sales	$207	$233	$361	$388
Industrial/Feed net sales	382	337	845	676
Other miscellaneous and purchased product	13	48	30	75
Net Sales	$602	$618	$1,236	$1,139

Manufactured Product
Average Realized Sales Price per MT
Ammonia	$580	$512	$593	$480
Urea	$432	$613	$455	$533
Solutions/Nitric acid/Ammonium nitrate	$259	$251	$259	$250
Average	$406	$436	$417	$410
Fertilizer average price per MT	$456	$541	$441	$481
Industrial/Feed average price per MT	$384	$385	$408	$378
Average	$406	$436	$417	$410
Cost of Goods Sold per MT	$(219)	$(222)	$(230)	$(223)
Gross Margin per MT	$187	$214	$187	$187

Potash Corporation of Saskatchewan Inc.

Selected Financial Data

(unaudited)

	Three Months Ended June 30		Six Months Ended June 30
	2013	2012	2013	2012

Phosphate Sales (tonnes - thousands)
Manufactured Product
Fertilizer	635	619	1,225	1,256
Feed and Industrial	295	317	608	610
Manufactured Product	930	936	1,833	1,866

Phosphate Net Sales
(US $ millions)
Sales	$540	$569	$1,096	$1,182
Freight, transportation and distribution	(52)	(44)	(105)	(85)
Net Sales	$488	$525	$991	$1,097

Manufactured Product
Fertilizer	$288	$308	$585	$671
Feed and Industrial	193	208	392	409
Other miscellaneous and purchased product	7	9	14	17
Net Sales	$488	$525	$991	$1,097

Manufactured Product
Average Realized Sales Price per MT
Fertilizer	$454	$498	$478	$534
Feed and Industrial	$654	$656	$644	$670
Average	$517	$552	$533	$579
Cost of Goods Sold per MT	$(422)	$(454)	$(437)	$(450)
Gross Margin per MT	$95	$98	$96	$129

Potash Corporation of Saskatchewan Inc.

Selected Additional Data

(unaudited)

Exchange Rate (Cdn$/US$)

	2013	2012
December 31		0.9949
June 30	1.0512	1.0191
Second-quarter average conversion rate	1.0211	0.9988

	Three Months Ended June 30		Six Months Ended June 30
	2013	2012	2013	2012

Production
Potash production (KCl Tonnes - thousands)	2,677	2,807	4,702	4,382
Potash shutdown weeks (1)	4	11	20	40
Nitrogen production (N Tonnes - thousands)	726	697	1,449	1,378
Phosphate production (P2O5 Tonnes - thousands)	521	500	1,020	986
Phosphate P2O5 operating rate	88%	84%	86%	83%

Shareholders
PotashCorp’s shareholder return	-2%	-4%	-5%	7%

Customers
Product tonnes involved in customer complaints (thousands)	4	32	12	47

Community
Taxes and royalties ($ millions) (2)	201	262	401	350

Employees
Annualized turnover rate (excluding retirements)	4%	4%	4%	4%

Safety
Total site recordable injury rate (per 200,000 work hours) (3)	1.10	1.14	1.00	1.17

Environment
Environmental incidents (4)	3	5	10	12

As at	June 30, 2013	December 31, 2012
Number of employees
Potash	2,861	2,759
Nitrogen	781	788
Phosphate	1,785	1,792
Other	439	440
Total	5,866	5,779

(1)	Represents weeks of full production shutdown; excludes the impact of any periods of reduced operating rates and planned routine annual maintenance shutdowns.
(2)

Taxes and royalties = current income tax expense - investment tax credits - realized excess tax benefit related to share-based compensation + potash production tax + resource surcharge + royalties + municipal taxes + other miscellaneous taxes (calculated on an accrual basis).

(3)	As defined in our 2012 Annual Integrated Report. Total site includes PotashCorp employees, contractors and others on site.
(4)	Total of reportable quantity releases, permit excursions and provincial reportable spills (as defined in our 2012 Annual Integrated Report).

Potash Corporation of Saskatchewan Inc.

Selected Non-IFRS Financial Measures and Reconciliations

(in millions of US dollars except percentage amounts)

(unaudited)

The following information is included for convenience only. Generally, a non-IFRS financial measure is a numerical measure of a company’s performance, financial position or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with IFRS. EBITDA, adjusted EBITDA, adjusted EBITDA margin, cash flow prior to working capital changes and free cash flow are not measures of financial performance (nor do they have standardized meanings) under IFRS. In evaluating these measures, investors should consider that the methodology applied in calculating such measures may differ among companies and analysts.

The company uses both IFRS and certain non-IFRS measures to assess performance. Management believes these non-IFRS measures provide useful supplemental information to investors in order that they may evaluate PotashCorp’s financial performance using the same measures as management. Management believes that, as a result, the investor is afforded greater transparency in assessing the financial performance of the company. These non-IFRS financial measures should not be considered as a substitute for, nor superior to, measures of financial performance prepared in accordance with IFRS.

A. EBITDA, ADJUSTED EBITDA AND ADJUSTED EBITDA MARGIN

Set forth below is a reconciliation of “EBITDA” and “adjusted EBITDA” to net income and “adjusted EBITDA margin” to net income as a percentage of sales, the most directly comparable financial measures calculated and presented in accordance with IFRS.

	Three Months Ended June 30		Six Months Ended June 30
	2013	2012	2013	2012
Net income	$643	$522	$1,199	$1,013
Finance costs	39	31	74	65
Income taxes	245	304	471	464
Depreciation and amortization	186	157	340	285
EBITDA	$1,113	$1,014	$2,084	$1,827
Impairment of available-for-sale investment	—	341	—	341
Adjusted EBITDA	$1,113	$1,355	$2,084	$2,168

EBITDA is calculated as earnings before finance costs, income taxes and depreciation and amortization. Adjusted EBITDA is calculated as earnings before finance costs, income taxes, depreciation and amortization, certain gains and losses on disposal of assets and certain impairment charges. PotashCorp uses EBITDA and adjusted EBITDA as supplemental financial measures of its operational performance. Management believes EBITDA and adjusted EBITDA to be important measures as they exclude the effects of items which primarily reflect the impact of long-term investment and financing decisions, rather than the performance of the company’s day-to-day operations. As compared to net income according to IFRS, these measures are limited in that they do not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues. Management evaluates such items through other financial measures such as capital expenditures and cash flow provided by operating activities. The company believes that these measurements are useful to measure a company’s ability to service debt and to meet other payment obligations or as a valuation measurement.

	Three Months Ended June 30		Six Months Ended June 30
	2013	2012	2013	2012
Sales	$2,144	$2,396	$4,244	$4,142
Freight, transportation and distribution	(147)	(123)	(296)	(227)
Net sales	$1,997	$2,273	$3,948	$3,915

Net income as a percentage of sales	30%	22%	28%	24%
Adjusted EBITDA margin	56%	60%	53%	55%

Adjusted EBITDA margin is calculated as adjusted EBITDA divided by net sales (sales less freight, transportation and distribution). Management believes comparing the company’s operations (excluding the impact of long-term investment decisions) to net sales earned (net of costs to deliver product) is an important indicator of efficiency. In addition to the limitations given above in using adjusted EBITDA as compared to net income, adjusted EBITDA margin as compared to net income as a percentage of sales is also limited in that freight, transportation and distribution costs are incurred and valued independently of sales; adjusted EBITDA also includes earnings from equity investees whose sales are not included in consolidated sales. Management evaluates these items individually on the consolidated statements of income.

Potash Corporation of Saskatchewan Inc.

Selected Non-IFRS Financial Measures and Reconciliations

(in millions of US dollars)

(unaudited)

B. CASH FLOW

Set forth below is a reconciliation of “cash flow prior to working capital changes” and “free cash flow” to cash provided by operating activities, the most directly comparable financial measure calculated and presented in accordance with IFRS.

	Three Months Ended June 30		Six Months Ended June 30
	2013	2012	2013	2012
Cash flow prior to working capital changes	$1,107	$1,274	$1,843	$1,899
Changes in non-cash operating working capital
Receivables	170	(43)	66	6
Inventories	(6)	18	41	44
Prepaid expenses and other current assets	12	(2)	13	(16)
Payables and accrued charges	(81)	(25)	(23)	(339)
Changes in non-cash operating working capital	95	(52)	97	(305)
Cash provided by operating activities	$1,202	$1,222	$1,940	$1,594
Additions to property, plant and equipment	(354)	(483)	(850)	(959)
Other assets and intangible assets	(5)	6	(10)	(14)
Changes in non-cash operating working capital	(95)	52	(97)	305
Free cash flow	$748	$797	$983	$926

The company uses cash flow prior to working capital changes as a supplemental financial measure in its evaluation of liquidity. Management believes that adjusting principally for the swings in non-cash working capital items due to seasonality or other timing issues assists management in making long-term liquidity assessments. The company also believes that this measurement is useful as a measure of liquidity or as a valuation measurement.

The company uses free cash flow as a supplemental financial measure in its evaluation of liquidity and financial strength. Management believes that adjusting principally for the swings in non-cash operating working capital items due to seasonality or other timing issues, additions to property, plant and equipment, and changes to other assets assists management in the long-term assessment of liquidity and financial strength. The company also believes that this measurement is useful as an indicator of its ability to service its debt, meet other payment obligations and make strategic investments. Readers should be aware that free cash flow does not represent residual cash flow available for discretionary expenditures.